EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated November 9, 2001 included in Meridian Bioscience, Inc.‘s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cincinnati, Ohio
December 14, 2001